FORM 4                                                      OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER:        3235-0287
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response ......0.5
                                                    ----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to
Section 16, Form 4 or Form 5
obligations may continue.
See Instruction 1(b).

(Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Richemont Finance S.A.
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   (Last)                           (First)             (Middle)

   35 Boulevard Prince Henri
--------------------------------------------------------------------------------
                                    (Street)

   L 1724 Luxembourg
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol


     Hanover Direct, Inc. (HNV)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     December 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Mo/Yr)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Reporting (Check Applicable Line)

     [ ]  Form Filed by One Reporting Person
     [X]  Form Filed by More than One Reporting Person (Schedule A attached)
________________________________________________________________________________


================================================================================
           Table I. -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at end   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (Month/Day/Year) Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)

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

Common Stock                          12/19/01       J(a)          74,098,769     D     (a)      28,691,888      D
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Common Stock                            N/A          N/A               N/A       N/A    N/A       1,510,000      I         (b)
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Series A Preferred Stock              12/19/01       J(a)           1,400,000     D     (a)           0

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Series B Participating Preferred
Stock                                 12/19/01       J(a)           1,622,111     A     (a)       1,622,111      D

====================================================================================================================================

(a) Pursuant to an Agreement between the Issuer and the Reporting Person, dated December 19, 2001, the Issuer purchased 74,098,769 shares of Common Stock and 1,400,000 shares of Series A Preferred Stock from the Reporting Person in return for the issuance to the Reporting Person of 1,622,111 shares of Series B Participating Preferred Stock and the reimbursement of expenses of $1 million to the Reporting Person, as more fully described in the Issuer's Current Report on 8-K dated December 20, 2001.

(b) These securities are owned of record and beneficially by NAR Group Limited ("NAR"). The Reporting Person is a shareholder of NAR and may, therefore, be deemed to be an indirect owner of these securities. However, the Reporting Person disclaims such beneficial ownership.

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMD CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Response


          /s/ Robert P. Wessely                             January 10, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2
                                                                 SEC 1474 (7-97)

                                   SCHEDULE A

                         Form 4 Joint Filer Information

1.

Name:             Richemont S.A.

Address:          35 Boulevard Prince Henri
                  L 1724 Luxembourg

Designated Filer: Richemont Finance S.A.

Issuer & Ticker Symbol:    Hanover Direct, Inc. (HNV)

Date of Event Requiring Statement:  December 19, 2001

Ownership Form:   Indirect (affiliate)

Signature:            /s/ Robert P. Wessely
                  -----------------------------------
                  By:      Robert P. Wessely
                  Its:     Attorney-in-Fact

2.

Name:             Richemont Holdings S.A.

Address:          35 Boulevard Prince Henri
                  L 1724 Luxembourg

Designated Filer: Richemont Finance S.A.

Issuer & Ticker Symbol:    Hanover Direct, Inc. (HNV)

Date of Event Requiring Statement:  December 19, 2001

Ownership Form:   Indirect (affiliate)

Signature:            /s/ Robert P. Wessely
                  -----------------------------------
                  By:      Robert P. Wessely
                  Its:     Attorney-in-Fact

                                                                          Page 2
                                                                 SEC 1474 (7-97)

3.

Name:             Compagnie Financiere Richemont AG

Address:          Registrasse 2
                  6300 Zug Switzerland

Designated Filer: Richemont Finance S.A.

Issuer & Ticker Symbol:    Hanover Direct, Inc. (HNV)

Date of Event Requiring Statement:  December 19, 2001

Ownership Form:   Indirect (affiliate)

Signature:            /s/ Robert P. Wessely
                  -----------------------------------
                  By:      Robert P. Wessely
                  Its:     Attorney-in-Fact

4.

Name:             Compagnie Financiere Rupert

Address:          Registrasse 2
                  6300 Zug Switzerland

Designated Filer: Richemont Finance S.A.

Issuer & Ticker Symbol:    Hanover Direct, Inc. (HNV)

Date of Event Requiring Statement:  December 19, 2001

Ownership Form:   Indirect (affiliate)

Signature:            /s/ Robert P. Wessely
                  -----------------------------------
                  By:      Robert P. Wessely
                  Its:     Attorney-in-Fact
                                                                          Page 2
                                                                 SEC 1474 (7-97)